Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Kathleen Bela, Investor Relations and Corporate Communications, phone: 510/572-4566, e-mail: kathleen.bela@lamrc.com
Lam Research Corporation Appoints Catherine Lego to Board of Directors
FREMONT, Calif., January 6, 2006—Lam Research Corporation (NASDAQ: LRCX) today announced that Catherine Lego has joined the Company’s board of directors.
“I am pleased to announce the appointment of Catherine Lego to the Company’s board of directors,” stated James W. Bagley, executive chairman of Lam. “Catherine’s broad-based and relevant industry experience, financial acumen, and commitment to excellence in corporate governance align well with the tenets of Lam’s board. We welcome Catherine and look forward to the perspectives she will contribute,” Bagley concluded.
Ms. Lego formed Lego Ventures, LLC in 1992 to consult with early-stage technology companies and also serves as the general partner of The Photonics Fund. This early-stage venture fund was formed in December 1999 and is focused on investing in components and systems companies for the fiber optics telecommunications market. She was a general partner at Oak Investment Partners from 1981-1992, where she focused her investment activity on the semiconductor industry. Ms. Lego serves as a director and chairs the Audit Committee for SanDisk Corporation, the leading supplier of flash-based devices. Ms Lego is also on the board and chairs the Nominating and Governance Committee for WJ Communications, Inc., which designs and sells radio frequency (RF) semiconductor products for wireless and wireline systems and RF identification systems worldwide. She is also a director of two private companies: K2 Optronics, which sells lasers to the telecommunication and cable markets, and tau-Metrics, a maker of metrology and process control equipment.
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In the past, she has served on the boards of several public companies, namely Uniphase, Micro Linear, and Etec Corporation. Ms. Lego received a B.A. from Williams College and an M.S. in accounting from the New York University Graduate School of Business. Ms. Lego is a certified public accountant.
Lam Research Corporation is a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ National Market® under the symbol LRCX. Lam is a NASDAQ-100® company. The Company’s World Wide Web address is http://www.lamresearch.com.
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